EXHIBIT 4.4

THE SYMBOL "[****]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Montreal, January 31st 2013

Ori Shilo

Deputy CEO, Finance and Operations

RedHill Biopharma Ltd.

21 Ha'arba'a St.

Tel-Aviv

64739

Israel

Re: Side Letter Agreement with RedHill Biopharma Ltd.

Dear Mr. Shilo,

RedHill Biopharma Ltd. (“RedHill”) and IntelGenx Corp. (“IntelGenx”) have entered into that certain Co-Development and Commercialization Agreement (the “Agreement”), dated as of August 26th, 2010, in respect of the development of an oral film containing rizatriptan (“Product”). IntelGenx is the current sole and legal owner of New Drug Application #205394 (“NDA”) and Investigational New Drug #110753 (“IND”), both pertaining to the Product. RedHill and IntelGenx (collectively, the “Parties”) hereby enter into this Side Letter Agreement to define the Parties’ respective roles and responsibilities associated with the transfer and ownership of NDA #205394 and IND #110753 in respect of the Product.

1)	Ownership and Regulatory filing. In accordance with section 4.3 of the Agreement, RedHill will become financially responsible for the payment of the Prescription Drug User Fee Act (“PDUFA”) fee. At its sole discretion, RedHill will either pay the PDUFA fee or seek to obtain a small business fee waiver as defined under 736(d)(1)(E) of the FD&C Act by the FDA. Since RedHill has decided to be financially responsible for the PDUFA fee, IntelGenx shall transfer the NDA and the IND for the Product to RedHill to enable Redhill, in accordance with section 4.9 of the Agreement, to file the NDA application with the FDA and act as the applicant during the regulatory process.

In accordance with section 4.9 of the Agreement, the joint ownership of the NDA by the Parties remains unchanged by the transfer of the NDA. Any decisions regarding the preparation and prosecution of the NDA will be made by the Steering Committee as provided in section 4.9 of the Agreement. For the avoidance of doubt, the responsibilities of the parties as per section 5 of the Agreement remain unchanged by the transfer of the NDA.

2)	Expenses For Completion Of Project. In addition to those costs and expenses at RedHill’s charge identified in the R&D Budget (as defined in the Agreement), RedHill agrees to pay the expenses and costs specified in Exhibit A, in excess of the agreed budget.

3)	Data Transfer. RedHill shall provide IntelGenx with a complete copy of all regulatory filings made by RedHill and all communications, relating to the Product, with the FDA. RedHill shall not make changes to the NDA for the Product, which would change the NDA in any form or way without prior written approval by IntelGenx. RedHill shall reasonably provide to IntelGenx upon reasonable request, at no cost to IntelGenx, copies of all the pertinent information it has about the Product including, but not limited to, the entire NDA file, Regulatory Activities, communications with Regulatory Authorities in the US, Regulatory Documentation, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development, marketing approval, marketing and other commercialization of the Product. For the sake of clarity, the responsibility of IntelGenx for all regulatory aspects of the Product remains intact as per the Agreement.

4)	NDA Transfer To Commercial Partner. The Parties agree that, upon execution of a commercialization and licensing agreement for the Product with a commercial partner that includes the transfer of the NDA to the partner, the Parties will transfer full NDA and IND ownership to the commercial partner on terms to be agreed at the time of entering into the agreement with the commercial partner.

5)	Notification to FDA. Within ten (10) calendar days after the execution of this Side Letter Agreement, the Parties shall execute and deliver to the FDA any and all documents necessary in order to identify RedHill as applicant for the NDA of the Product.

6)	Assistance. Both Parties agree that they should provide reasonable assistance to each other for the preparation and filing of the NDA associated with the Product.

Article 17.3 of the Agreement applies to this Side Letter Agreement.

Unless specifically provided in this Side Letter Agreement, the terms of the Agreement shall continue to apply.

This Side Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but taken together shall constitute one and the same agreement. It may be executed by facsimile, which shall be deemed an original for all purposes.

To confirm your agreement with the terms of this Side Letter Agreement, please sign the acknowledgement below and return it to the address listed below.

Sincerely,

IntelGenx Corp.		RedHill Biopharma Ltd.

By:	/s/Paul A. Simmons	By:	/s/ Ori Shilo
Paul A. Simmons		Ori Shilo
CFO		Deputy CEO, Finance and Operations
Date: January 31st 2013		Date: January 31st 2013

By:	/s/ Horst G. Zerbe	By:	/s/ Dror Ben-Asher
Horst G. Zerbe, Ph.D., CEO		Dror Ben-Asher, CEO
Date: January 31st 2013		Date: January 31st 2013

6425 Abrams		21 Ha'arba'a St.
Ville St-Laurent (Qc)		Tel-Aviv
H4S 1X9		64739
Canada		Israel

Exhibit A – Additional R&D expenses

Upon signing this Side Letter Agreement, RedHill agrees to reimburse IntelGenx for additional R&D expenses that exceed the R&D budget as defined in the Agreement upon the following conditions:

1.	Such expenses are under the manufacturing agreement between IntelGenx and [****].
2.	Such expenses were actually accrued by [****] and were billed to IntelGenx.
3.	Such expenses are in accordance with the hours proposed in the schedule entitled “Timeline and cost estimate riza oct 25 2012.pdf” attached here to as Exhibit B.
4.	Such expenses are only in accordance to the preparation of the NDA submission.
5.	Such expenses are in accordance with the table below
6.	Such expenses will not exceed the number of hours, the hourly rate and the maximum additional costs as defined in the table below.

task	Max. Number of hours	Hourly Rate	Max. additional costs	Comments
[****]	[****]	EUR [****]	EUR [****]
Regulatory Support and project management	[****]	EUR [****]	EUR [****]
Total	[****]	EUR [****]	EUR [****]

IntelGenx Corp.		RedHill Biopharma Ltd.

By:	/s/ Paul A. Simmons	By:	/s/ Ori Shilo
Paul A. Simmons		Ori Shilo
CFO		Deputy CEO, Finance and Operations
Date: January 31st 2013		Date: January 31st 2013

		By:	/s/ Dror Ben-Asher
Dror Ben-Asher, CEO
Date: January 31st 2013

Exhibit B – Development plan

[****]